STATE ofDELAWARE CERTIFICATE ofiNCORPORATION

A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is BUY SMART STORAGE SOLUTIONS CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 2035 SUNSET LAKE RD, SUITE B-2,NEWARK DE

19702. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

ARTICLE Ill.

The total number of shares of common stock that the corporation shall be authorized to Issue is 75000000 at

$0.0001 par value.

ARTICLE IV.

The purpose of the corporation Is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Marsha Siha at 17350 State Hwy 249 #220,Houston TX

77064.

I,the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate,and do certify that the facts herein stated are true,and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated:   1/22/2017

Marsha Siha, Incorporator

Stalt or Dtbware

KreU'Y or StJte Dh"lsloD or CorpontloDI Dellnred 12:37 PM 01123/2017 nLED 12:37 P lOl/23/2017

SR 20170380007 · Flit Numbtr   6293320